For Immediate Release

FERRO RECEIVES NOTICE ANNOUNCING SHAREHOLDER’S
INTENT TO NOMINATE DIRECTORS

CLEVELAND—January 24, 2013 – Ferro Corporation (NYSE: FOE, “Ferro” or the “Company”) has received a letter from FrontFour Master Fund, Ltd., expressing its intention to nominate three individuals to Ferro’s Board of Directors at the 2013 Annual Meeting of Shareholders.  Ferro has not announced the date of the 2013 Annual Meeting of Shareholders.

Ferro issued the following statement in response:  Ferro values input from its shareholders and welcomes investors who believe in the potential of the Company.  The Board and management team are committed to creating value for all shareholders through successful execution of our strategy. Previously announced strategic initiatives are well underway and updates will be provided as appropriate.

Additional Information

In connection with its 2013 Annual Meeting of Shareholders, the Company will file a proxy statement and other documents regarding the 2013 Annual Meeting with the SEC and will mail the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2013 Annual Meeting. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The final proxy statement will be mailed to shareholders. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Ferro at its website, www.ferro.com, or 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124, Attention: Corporate Secretary.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2013 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated March 28, 2012, for its 2012 Annual Meeting of Shareholders as filed with the SEC on Schedule 14A.  Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2013 Annual Meeting of Shareholders and other relevant materials will be filed with the SEC when they become available.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including building construction and renovation, automotive, appliances, electronics, household furnishings, pharmaceuticals, and industrial products.

Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,100 employees globally and reported 2011 sales of $2.2 billion.

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INVESTOR CONTACT:

John Bingle
Treasurer, Ferro Corporation
Phone: 216-875-5411
E-mail: john.bingle@ferro.com

MEDIA CONTACT:

Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-5401
E-mail: mary.abood@ferro.com